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                                                                    EXHIBIT 10.1
              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


    THIS AGREEMENT is entered into by and between SUN VALLEY FORD, INC., a California corporation, dba "SUN VALLEY FORD VOLKSWAGEN HYUNDAI" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer).

    RECITALS,

    Seller is a California business corporation engaged in the business of selling and servicing Ford, Volkswagen, and Hyundal motor vehicles and related parts and accessories from premises located at 2285 Diamond Blvd, & 1051 Burnett Ave., Concord, Califamia 94520 (the "Business Real Properr/), under franchises issued by Ford Motor Company, Volkswagen of America, Inc., and Hyundai Motor Company.

    Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Ford, Volkswagen, and Hyundal franchises, conditioned upon the granting to Buyer of exclusive franchises for the sale of new Ford, Volkswagen, and Hyundai motor vehicles in the same geographical area as Seller's current franchises in Concord, California.

    Buyer (or a related entity) also wishes to purchase, lease or sublease all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase, lease or sublease of that real property by Buyer.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

    1. DEFINITIONS. In this Agreement, the following words shall have the indicated meanings:

         (a) "Closing" shall refer to the consummaton of the transacton contemplated under this Agreement in accordance with the terms hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refor to July 1, 1997.

         (c) "Seller's Business" shall refer to any and all actvities conducted by Seller in Contra Costa County, California, relating to the marketing and sale of new Ford, Volkswagen and Hyundai vehicles and associated parts and accessories, and the repair and servicing of new or used Ford, VolkSwagen and Hyundai vehicles.

         (d) "Purchased Assets" shall refer to those assets which are identfied in Paragraph 2 as being purchased and sold by ft parties hereunder.

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         (e)  Seller's "Equipment" shall refor to all non-inventory items of tangible personal property presently owned or used by Saller im connecton Wth Sellers Business, including all of Sellees machinery, tools, signs, offical equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, fumiture and fixtures, and all of Seller's leasehold improvements to the Business Real Property, and further including all assets listed on Seller's financial statements as of December 31, 1996, and further including all assets listed in the "Personal Property Appraisal of Sun Valley Ford as of March 4, 1997" which was prepared by Marshall & Stevens Incorporated (File Reference 14-5170). Attached to this Agreement as Exhibit "A" is a listng prepared by Seller of certain personal items being retained by Seller and NOT being purchased by Buyer.

         (f) Seller's "Intangible Assets" shall refer to Seller's business name ("Sun Valley Ford Volkswagen Hyundai"), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwil associated with Seller's Business, and all other intangible rights and interests of any value relating to Seller's Business.

         (g) "Business Real Property" shall refer to all of the real property located in Concord, California which has been used in connection with Seller's business, including but not limited to the premises at 2285 Diamond Blvd, Concord, California.

         (h) "Franchisors" shall refer to Ford Motor Company, Volkswagen of America, Inc., and Hyundai Motor Company.

         (i) "New Vehicle" shall refer to a Ford, Volkswagen or Hyundai motor vehicle which: (i) is unregistered and unused, (ii) is from the 1996, 1997 and 1998 model years, (iii) has been driven for less than 200 odometer miles, and
(iv) may be represented or warranted to consumers as "new" under California law. "Rollback Vehicle" shall mean an unregistered vehicle from the 1997 model year which has been sold to a customer by Seller but returned because of the customers inability to obtain financing for the purchase. "Demonstrator Vehicle" shall mean an unregistered vehicle from the 1997 model year which has been used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle which is not a "new vehicle", a "demonstrator vehicle" or a "rollback vehicle" as defined in the three preceding sentences.

               (j) "Date of this Agreement" shall refer to the first date upon which this Agreement has been signed by all of the parties.

               (k) All amounts payable by Buyer to Selli@r at Closing shall. be paid by certfied check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means acceptable to Seller.

     2. PURCHASED ASSET. Seller agrees to sell to Buyer, and Buyer agrees to purchase from

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Seller, the assets identfied in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement (the "Purchased Assets". Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3, 4, 5, 6. 7, 8, 9, and 10 of this Agreement.

     3.  INVENTORY OF NEW VEHICLES, DEMONSTRATOR VEHICLES AND ROLLBACK
VEHICLES. Buyer shall purchase Seller's entire inventory of new Ford, Volkswagen and Hyundai vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles and rollback vehicles (up to a maximum of five rollback vehiciies), as that inventory exists on the Closing Date.

         (a) PRICE OF NEW VEHICLES. The purchase price for each of Seller's new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual not cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle, Sellers actual net cost for new vehicles shall include Sellees actual net cost for any and all parts and accessories reasonably installed by Seller to new vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

         (b) DEDUCTION FOR DAMAGE TO NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new vehicles. If any new vehicle purchased by Buyer from Seller is damaged, the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determinaton shall be binding upon both Buyer and Seller.

         (c) PAYMENT FOR NEW VEHICLES. The aggregate purchase price for all new vehicles purchased by Buyer from Seller shall be paid in full at Closing.

         (d) PURCHASE ORDERS FOR NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Sellers rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Sellers rights or obligations with respect to any new vehicle purchase order which is at a price less then net factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer. At Closing, Buyer shall reimburse Seller for all deposits made by Seller with respect to ordered but undelivered new vehicles.

         (e) PRICE FOR DEMONSTRATOR VEHICLES AND ROLLBACK VEHICLE. The price for each

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demonstrator vehicle shall be determined as provided in subparagraphs 3(a)
and 3(b) and then reduced by $750 per vehicle and further reduced by 30CENTS per mile for each odometer mile on that vehicle in excess of 1,000 miles. The price for each rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by 3CENTS per mile for each odometer mile on that vehicle in excess of 200 miles. The purchase price for demonstrator vehicles and rollback vehicles shall be paid at Closing.

    4. LNVENTORY OF USED VEHICLES. Buyer intends to purchase Seller's entire inventory of used vehicles (including 1996 demonstrator vehicles and 1996 rollback vehicles), as that inventory exists at Closing. However, Buyer shall not be obligated to purchase any used vehicle for which Buyer and Seller are unable to agree upon a purchase price.

         (a)  DISCLOSURES.  Seller shall be obligated, prior to Closing, to:
(i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the used vehicles.

         (b) PRICE FOR USED VEHICLES. Used vehicles shall be purchased on an individual basis. It is Buyer's intenton to purchase all of Seller's used vehicles. However, if Buyer and Seller cannot agree on the value of one or more used vehicles, then those vehicles whose value is not agreed upon shall remain the property of the Seller, and Buyer shall not be obiligated to purchase those vehicles. Buyer and Seller agree to establish the proposed purchase price for all of Seller's used vehicles at least three business days prior to this anticipated Closing Date.

         (c) PAYMENT FOR USED VEHICLES. The aggregate purchase price for Seller's inventory of used vehicies shall be paid in full at Closing.

         (d) STORAGE OF USED VEHICLES WHICH ARE NOT PURCHASED BY BUYER. Seller shall have ten (10) days after Closing within which to remove from the Business Real Property any of Sellers used vehicles which are not purchased by Buyer. Buyer shall store those vehicles in accordance with Buyers normal business practces. Seller shall have sole and exclusive risk and liability for any damage or loss to Seller's used vehicles while so stored on the Business Real Property after Closing, and Buyer shall have no liability or obligation of any kind by reason of any such damage or loss.

    5. INVENTORY OF NEW PARTS AND ACCESSORIES. Buyer shall purchase Seller's entire Inventory of new, current (non-obsolete), undamaged Ford, Volkswagen and Hyundai vehicle parts and accessories manufactured by Franchisors and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal

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and regular course of business.

         (a)  PRICE FOR PARTS AND ACCESSORIES.  The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Ford, Wolkswagen and Hyundai vehicles (whether manufactured by a Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, REDUCED by any discounts, rebates, incentves or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

         (b) DETERMINATION OF INVENTORY OF PARTS AND ACCESSORIES. Seller's inventory of new, current and undamaged Ford, Volkswagen and Hyundal parts and accessories shall be deterrmined immediately prior to Closing (or on whatever ealier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory.

         (c) PAYMENT FOR INVENTORY OF NEW PARTS AND ACCESSORIES. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

    6. EQUIPMENT. Buyer shall purchase Seller's Equipment; provided, however, that Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment which are listed on Exhibit "A" attached hereto.

         (a) PRICE FOR EQUIPMENT. The aggregate purchase price for all items of Seller's Equipment (including leasehold improvements) which are being purchased hereunder shall be One Million Nine Hundred Thirty Three Thousand Fifty and 00/100 Dollars ($l,933,050.00), of which $795,800.00 shall be allocated to the Purchase of Seller's leasehold improvements to the Business Real Property, and $1,137,250.00 shall be allocated to the purchase of all items of Equipment other than leasehold improvements to the Business Real Property. Notwithstanding the preceding sentence, if one or more items of Equipment listed on the "Personal Property Appraisal of Sun Valley Ford as of March 4, 1997" which was prepared by Marshall & Stevens incorporated (File Reference 14-5170) are not delivered to Buyer at Closing or any equipment is added, then the aggregate purchase price for the Equipment shall be reduced or increased by the value for those missing or added items as shown an the Marshall & Stevens appraisal.

         (b) PAYMENT FOR EQUIPMENT. The purchase price for the Equipment shall be paid as follows:

              (1) Prior to or simultaneously with the execution of this Agreement, Buyer is making an earnest money deposit to Capital City Escrow, Inc., in Sacramento, California, in the amount of $100,000.00, which earnest money deposit, together with all interest earned thereon, shall be credited at Closing against the purchase price for the items of Equipment other than leasehold improvements to the Business Real Property.

              (2) The balance of the purchase price for the terms of Equipment other than leasehold improvements to the Business Real Property ($1,037,250.00) shall be paid in full at Closing.

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              (3)  $200,000.00 of the purchase price for Seller's leasehold improvements to the Business Real Property shall be paid at Closing.

              (4) The $595,800.00 balance of the purchase price for Seller's leasehold improvements to the Business Real Property shall be amortized, together with interest accruing thereon at the rate of nine percent (9%) per annum beginning on the date of Closing, in equal monthly installments over a 120 month period, with the first monthly installment being due and payable one month after the date of Closing, and with subsequent being due and payable at regular monthly intervals thereafter on the monthly installments same day of each month until payment in full, provided, however, that the entire deferred balance then outstanding (together with any Interest accrued thereon) shall be due and payable in full on the fifth anniversary after the date of Closing.

                   (A) Buyer shall have the right at any time to prepay all or any portion of the unpaid balance of the purchase price for Sellers leasehold improvements to the Business Real Property without penalty or premium. Any prepayment shall be applied against the last maturing installments of principal then due (with the principal balance being reduced accordingly), and shall not excuse Buyer from making the regular installment payments subsequently due until the principal balance has been paid in full.

                   (B) If Buyer fails to pay any amount of p6ncipal or interest due pursuant to this subparagraph 5(b)(4) within ten (10) days after tm date when due, and ff Seller notiflas Buyer in wdbng of that defauft and Buyer fails to cure that defauft within ten (1 0) days after receipt of that written notce from Seller, then Seller will have the right at any time prior to the moment when Buyer cures that default, to declare (and thereby cause) the entire unpaid balance of the purchase price to be immediately due and payable.

                   (C) Buyer's deferred payment obligation as set forth in this subparagraph 6(b)(4) shall be evidenced by a negotiable promissory note to be executed by Buyer and delivered to Seller at Closing. If Lithia Motors, Inc. is not the Buyer, then Lithia Motors Inc. shall co-sign the promissory note.
The promissory note shall be secured by the leaseholds.

    7. SUPPLIES. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's Business. The price for all such supplies shall be Sellers actual net cost, as determined by mutual agreement of the parties, and shall be paid to Seller at Closing.

    8. CONTRACTUAL RIGHTS AND OBLIGATIONS. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contract identified on Exhibit "B" attached hereto. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "B" shall be current at the time of Closing. Seller agrees to indemnity Buyer against all obligations under the contracts idenfified on Exhibit "B" which relate to periods prior to Closing. Buyer agrees to indemnify Seller against all obligatons under the contracts identified on Exhibit "B" which relate to periods after Closing.

    9. REPAIR WORK IN PROGRESS. Buyer shall purchase all of Seller's vehicle repair work in progress (in-house and subcontracted), at a price equal to Seller's actual net cost (before profit and overhead) for all work completed pprior to Closing. The purchase price for work in progress shall be paid at Closing.

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    10.  INTANGIBLE ASSETS.  Buyer shall purchase all of Seller's Intangible
Assets.

         (a) The aggregate purchase price for Seller's Intangible Assets shall be Five Million and 00/100 Dollars ($5,000,000.00). This $5,000,000.00 purchase price shall be allocated among the items which constitute the Intangible Assets as determined by Buyer in the reasonable exercise of Buyer's discreton. This $5,000,000.00 purchase price shall be paid as follows:

              (1) A down payment of One Million Five Hundred Thousand and 00/1 OC Dollars ($1,500, 000.00) shall be paid at the Closing.

              (2) A second lump sum payment of principal in the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) shall be due and payable on the first anniversary after the date of Closing.

              (3)  The sum of Two Million Three Hundred Fifteen Thousand
Dollars ($2,315,000.00) (i.e. the $2,000,000.00 balance of the purchase price for the Intangible Assets, plus interest in the amount of $315,000.00 which shall have acrrued at the rate of 9% per annum on the $3,500,000.00 outstanding balance during the period beginning on the date of Closing and anding on the first anniversary after the date of Closing), shall be amortized over a 48 month period with interest at the rate of nine percent (9%) per annum in equal monthly installments of $448,856.00 each, with the first monthly installment being due and payable thirteen months after the date of Closing, and with subsequent monthly installments being due and payable at regular monthly intervals thereafter on the same day of each month until payment in full; provided, however, that the entire deferred balance then outstanding (together with any interest accrued thereon) shall be due and payable in full on the fifth anniversary after the date of Closing.

              (4) Buyer shall have the right at any time to prepay all or any portion of the unpaid balance of the purchase price for the Intangible Assets, without penalty or premium. Any prepayment shall be applied against the last maturing installments of principal then due (with the principal balance being reduced accordingiy), and shall not excuse Buyer from makng the regular installment payments subsequenty due until the principal balance has been paid in full.

              (5) If Buyer fails to pay any amount of principal or interest due pursuant to this subparagraph 10(a)(3) within ten (10) days after the date when due, and if Seller notifies Buyer in writing of that default and Buyer fails to cure that defauft within ten (10) days after receipt of that written notice from Seller, then Saller shall have the right, at any time prior to the moment when Buyer cures that default to declare (and thereby cause) the entire unpaid balance of the purchase price to be immediately due and payable.

              (6) Buyer's deferred payment obligation as set forth in this subparagraph 10(a)(3) shall be evidenced by a negotiable promissory note to be executed by Buyer and delivered to Seller at Closing. If Lithia Motors, Inc. is not the Buyer, then Lithia Motors Inc. shall co-sign the promissory note. The promissory note shall be unsecured and guaranteed by the public company.

The parties agree that there is no separate value to the non-transferable Ford, Volkswagen, and Hyundai franchises issued by the Franchisors.

         (b) In order for Buyer to receive the full benefit of the intangible good will being

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purchased by Buyer, it will be necessary for Buyer to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $5,000,000.00 amount being paid by Buyer for the Intangible Assets, Seller agrees to reimburse Buyer for the net cost to Buyer of repair and warranty services which are not covered by factory warranty and which are performed by Buyer within six (6) months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or used vehicles purchased from Seller prior to Closing, Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with payment to be made within ten (10) days after Buyer submits a billinf for the cost of repair and warranty service performed during the preceding calendar month.

    11. BULK TRANSFERS. It is the intenton of the panes that this transaction comply with Division Six of the California Uniform Commercial Code, more commonly known as Uniform Commercial Code - Bulk Transfers, and Seller shall take all actions necessary to comply therewith.

    12. LIMITATION ON LIABILITIES ASSUMED. Except as provided in subparagraph 3(d), Paragraph 8 and Paragraph 9, Buyer shall not, by reason of htis Agreemet or Buyer's purchase of the Pruchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, oboigations to employees, or tax liabilities).

    13. WARRANTIES OF SELLER. J. Larry Wagner, Edmund Bartlett and Seller make the following warranties to Buyer, with the intent that Buyer rely thereon:

         (a) CORPORATE ORGANIZATION. Seller is a corporation organized, validly existing, and in good standign under the laws of the State of California. Seller is qualified to do business in teh State of California, and has full pwoer and authority to own, use, and sell its assets.

         (b) CORPORATE AUTHORITY. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction ir judgment, and will not conflict with or constitutte a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

         (c) EMPLOYEE ISSUES. Seller has a union agreement with the Machinists Automotive Trades District Lodge No. 190, Local Lodge 1173, International Association of Machinists and Aerospace and Teamsters General Truck Drivers and Helpers No. 315, which expries on January 1, 2000. Within 10 days after the date of this Agreement, Seller shall provide Buyer the following:
(i) a consus of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for seller's employees. All employee benefit plans maintained by seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Seller's employees effective as of the close of business on the Clsoing Date. Buyer will consider any of Seller's employees who apply for employment on an equal basis with all othe applications. Employement will be offered to Buyer's selected applicants on terms and conditions to be established by Buyer. Seller will not, for a peirod of two years following Closing, employ or offer emplyoment to any of Seller's terminated employees unless Buyer shall fail to employ such employees or shall subsequently terminate such employees.

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         (d)  FINANCIAL DISCLOSURES.  Seller shall furnish to Buyer such financial and operating data and other information as to the business nad propertie sof Seller's Business as Buyer shall request. The review of such materials will be at Buyer's expense. Buyer (at Buyer's expense) shall have the right, at any time prior to Closing, to coduct a certified audit (by one or more certified public accounting firms selected by Buyer) of Seller's balance sheets and income and cash flow statements fro recent periods, and Seller agrees to cooperate and assist in the prompt and efficient completion of all such audit activities, recognizing that the audit process may result in inconveniences or inefficiencies to Seller's Business.

         (e) UNDISCLOSED LIABILITIES AND CONTRACTUAL COMMITMENTS. Except as otherwise disclosed in this Agreement (or in an attached Exhibit): (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of hte Purchased Assets, and (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceedign of any kind s pending or threatened agaisnt Seller which might adversely affect the value of the Purchased Assets. If any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnify Buyer with respect to all such obligations.

         (f) CONDITION OF EQUIPMENT. Each item of the Equipment shall be in good operating condition at Closing. Seller will continue to perform routine maintenance and repairs with respect to the Equipment prior to Closing. Buyer shall have thirty days after Closign within which to advise Seller in writing if any item of Equipment is not in good operating condition at Closing, and Seller shall thereupon be obligated to repair or replace that item (or reimburse Buyer for doing so).

         (g) GOOD TITLE. Seller has, and shall transfer to Buyer at Clsoing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interests, leases, assetssments, restrictions, reservations, or other burdens of any kind. All current and accrued taxes which may become a lien agasint any of the Purchased Assets shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

         (h) NO TOXIC MATERIALS DISCHARGED. Upon the execution of this Agreement, Seller at its cost shall engage an appropriate environmental firm to conduct an investigation and produce a Phase One Environmental Report regarding the Business Real Property. In addition, Seller shall make available to Buyer copies of all other environmental reports and certificates (of which Seller has knowledge) with respect to the Business Real Property. If the Phase One Environmental Report discloses any likelihood of contamiation, Seller shall have untilt he closing Date to remedy that contamination (unless Buyer waives the requirement for remediation). In the event it is apparent that a remedy can not be completed by the Closing Date, then Seller cna either elect to rescind the transaction in its entirety or place sufficient funds into the escrow at the Closing Date to cover the expense of the required remedy.

              Except as disclosed by Seller on Exhibit "C" attached hereto,
(i) no activity in connection with Seller's Business prior to Closing shall have produced any toxic materials, the presence or use of which upon the Business Real Property would violate any federal, state, local or other governmental law, regulation or order or would require reporting to any govenmental authority and
(ii) the Business Real Property is otherwise free and clear of any toxic materials. For purposes of this subparagraph (h), the phrase "toxic materials" shall include but not be limited to any and all substances deemed to be pollutants, toxic materials or hazardous materials under any state or federal law.

         (i) FRANCHISORS' CONSENT. Seller shall take all actions which are reasonably necessary on Seller's part to obtain the consent of the Franchisors to the issuance to Buyer of exclusive franchises for the sale of new Ford, Volkswagen and Hyundai vehicles in the same geographical area as Seller's current franchises in Concord, California.

         (j) INDEMNFICIATION FOR BREACH OF WARRANTIES. Larry Wagner, Edmund Bartlett and Seller shall indemnify Buyer agaisnt all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either ont eh date of htis Agreement or at the time of Closing). If at any time prior to Closing Buyer determiens that any warranty made by Seller in this Agremeent is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

    14. CONDUCT OF BUSINESS PENDING CLOSING. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing:
(i) Seller shall continue to operate Sellers' Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinarnces, regulatins, rules or orders; (ii) Seller shall not allow any liens to be places against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or "Change of Ownership Sale" or other words ro phrases having similar meaings; (v) Selle shall use its best efforts to preserve teh value of the Ford, Volkswagen and Hyundai franches in Concord, California.

    15. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, with the intent tht Seller rely thereon:

         (a) ORGANIZATION. Lithia Motors, Inc. is a corporation organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

         (b)  AUTHORITY.  This Agreement has bene authorized by the board of
directors of Lithia Motors, Inc.   This Agreement will not violate the provision
of any judicial, governmental or administraitve decreem, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Articles or bylaws of Lithia Motors, INcl, or any contract, agreement, or other instrumet to which Lithia Motors, Inc. is a party.

    16. ADDITIONAL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to close this transation is subject to each of the following conditions (each of which is for the benefit of Buyer and may be waived by Buyer), the Buyer shall have the right to rescind this Agreement if any ofh te following conditions is not satisfied in accordance with its terms:

         (a) Buyer shall have obtained from Frnachisors, prior to the Final Closing Date, exclusive franchises to sell new Ford, Volkswagen and Hyundai vehicles in teh same geographical area as Seller's current franchises in Concord, California (as evidenced by the issuance to Buyer by Franchisors of appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicily owned Dealer-Operator of the franchises), and Buyer agrees to use its best reasonable efforts to obtain those franchises.

         (b) Buyer shall be reasonably satisifed with any facility improvement requirements which are imposed by Franchisors which have an aggregate cost of more than $25,000.00.

         (c) All leases and subleases which are necessary for the beneficial use by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer.

         (d) All of Seller's agreements and warranties set forth in this Agremeent shall be true, correct complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller form liabilty to Buyer for any warrnaty which is subsequently determiend to be incorrect, incomplete or misleading.

    17. CLOSING. The parties shall make all reasonable effort to close the purchase and sale under this Agremeent at or begore 5:00 p.m., Pacific Standard Time, on or before the Final Clsoing Date, at the offices of Capital City Escrow, Inc. in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

         (a) The parties agree to establish a closing escrow account at Capital City Escrow, Inc. in Sacramento, California, (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be reuqired by Colsing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement, Buyer shall deliver to Closing Excrow agent the sum of $100,000.00 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the pruchase price of the Equipment at Closing as provided in Paragraph 6, or if the Closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

         (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the 60th day after the Target Closing Date.

         (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Standard Time, on the Closing Date.

         (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills for sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer; and (ii) all other documents required under this Agreement.

         (e) At Closing, and coincidentally with the performance of all obligations required by Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction.

         (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 16 or because Seller has elected to rescind the Agreement pursuant to subparagraph 13(h), then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $100,000.00 earnes money deposit (and interest earned thereon) referred to in subparagraph 6(b), and
(iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

         (g)  If Closing does not take place on or before the Final Closing
Date because of Buyer's material breach of this Agreement, then the $100,000.00 earnest money deposit delivered by Buyer to the Closing Escrow Agent (together with all interst earned tehreon while held by the Closing Escrow Agent) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies agasint Buyer by reason of that breach. THIS SUM REPRESENTS A REASONABLE ESTIMATE BY BUYER AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF SUCH A DEFUALT, IT BEGIN EXTREMELY DIFICULT TO ASCERTAIN SELLER'S PRECISE DAMAGES. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of htis Agreement, then Buyer shall be entitled to: (i) a refund of the entire $100,000.00 earnest money depost previously delivered by Buyer to the Escrow Forum (together with all interest earned thereon while held by The Escrow Forum), (ii) any and all other rights and remedies for that beach which are specified in thsi Agreement or which may be provided by law or in equity.

         (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

    18. BOOKS AND RECORDS. Seller shall have the right at any tiem and from time to time, for a period of five (f) years after the Closing Date, to examine
and make copies of all books and reocrds required by Buyer hereunder.   In
addition, Buyer agrees to store for a period of five (5) years all books and records of Seller which Buyer is not acquiring hereunder. Buyer agrees to make its staff available to Seller for a period of five (5) days subsequent to the Closing Date so that Seller can close out Seller's books.

    19. SELLER'S ACCOUNTS RECEIVABLE. For a period of 6 months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising otu of the operation of Seller's Busienss prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten (1) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertkae collection efforts with respect to Seller's receivables, and Buyer's only obligatin shall be to account for and pay over Seller's receivables which are actually received by Buyer.

    20. SURVIVAL OF REPRESENTATIONS. All representations, warranties, indemnification obligations and covenants made in this Agrement shall survive the Closing, and shall remain in effect until the expiration of the latest period allowable in any applicable statute of limitations.

    21. ASSIGNMENT BY BUYER. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement. In the event of any such assignment, the assignee shall assume all rihgts and obligations of the Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

    22.  MISCELLANEOUS.

         (a) There are no oral agreements or representations between the parties which affect this transactions, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents references in this Agreement are attached hereto. If any provision fo htis Agremeent shall be determined to be viod by any court of competent jurisdiction, then that determination shall not affect any other provision of htis Agreement, and all other provisions shall reamain in full force and effect. If any provision of htis Agreement is capable of two consturctions, only one of which would render the provisin valid, then the provision shall have the meaining whihc renders it valid. The paragraph headings in this Agremeent are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

         (b) This Agreement shall be governed and performed in accordnace with the laws of the State of California. Each of hte parties hereby irrevocably submits to the jurisdiction of the courts of Contra Costs County, California, and agrees that any legal proceedings with represt to this Agreement shall be filed and hear in the appropriate court in Contra Costa County, California.

         (c) This Agremeent may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

         (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

         (e) All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

         (f)  Time is of the essence to this Agreement.

         (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reasona of any alleged breach of any provision of this Agrement, the prevailing party shall be entitle dto recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigatin in which damages and/or other relief may be sought agaisnt such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendent

    IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER:   SUN VALLEY FORD, a California corporation


By/s/J. LARRY WAGNER               APRIL 2, 1997
-----------------------            -----------------------------------------

    J. Larry Wagner, President                    Dated




By/s/EDMUND BARTLETT               APRIL 2, 1997
  ------------------               -----------------------------------------
       Edmund Bartlett, Chairman & CEO            Dated

BUYER:      LITHIA MOTORS, INC. (OR NOMINEE)


By/s/BRAD GRAY                     APRIL 2, 1997
-----------------------------      ---------------------------------------------
       Brad Gray, Vice President               Dated

      EXHBIIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                Between SUN VALLEY FORD, INC. as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER

                      [SEE      PAGES ATTACHED HERETO.]

      EXHIBIT "B" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

               Between SUN VALLEY FORD, INC., as "Seller", and
            LITHIA HOLDING COMPANY, L.L.C. (OR NOMINEE), as Buyer


                LISTING OF LEASES AND AGREEMENTS BEING ASSUMED


                      [SEE      PAGES ATTACHED HERETO.]



      EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

               Between SUN VALLEY FORD, INC., as "Seller", and
                 LITHIA MOTORS, INC., (OR NOMINEE), as Buyer



                        DISCLOSURE OF TOXIC MATERIALS


                      [SEE      PAGES ATTACHED HERETO.]